Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ATP Oil & Gas Corporation:

We consent to the incorporation by reference in this registration statement on Form S-3 of ATP Oil & Gas Corporation and subsidiaries of our report dated March 29, 2004, with respect to the consolidated balance sheets of ATP Oil & Gas Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in ATP Oil & Gas Corporation and subsidiaries’ Annual Report on Form 10-K as of and for the year ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for asset retirement obligations, effective January 1, 2003, and a change in the method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

KPMG LLP

Houston, Texas

December 27, 2004